EXHIBIT 4.3

CONSULTING AGREEMENT

THIS AGREEMENT made at Vancouver in the Province of British Columbia, this October 1, 2011.

BETWEEN:

SAMEX MINING CORP., a corporation incorporated under the laws of British Columbia and having an office at 301-32920 Ventura Avenue, Abbotsford, B.C. V2S 6J3
(hereinafter called the "Company")

of the first part

AND:	ROBERT KELL, of _____________________________________

(hereinafter called the "Consultant")

of the second part

WITNESSES that:

WHEREAS
A.             The Consultant is currently actively engaged as a full time consultant by the Company;

B.             The Consultant and the Company wish to better document such consulting arrangement by way of formal written agreement;

C.             The Company desires to secure the continued provision of services by the Consultant and the Consultant desires to continue to provide such services in accordance with the terms and conditions set forth herein;

NOW THEREFORE in consideration of the Company continuing engagement of the Consultant for the provision of the services set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties have agreed as follows:

1	Definitions

1.1	“Cause” means the occurrence of any of the following:
(a)	breach by the Consultant of any covenant, obligation or warranty hereunder and such breach continues for a period of seven (7) days after written notice thereof has been given to the Consultant; or
(b)	the Consultant ceases to be qualified to serve as a director or officer of the Company under the Business Corporations Act (British Columbia) or the rules and policies of the TSX Venture Exchange; or
(c)
the Consultant, in the course of provision of the Services or dealings with or on behalf of the Company, engages in fraud, theft, acts of moral turpitude or other conduct which would constitute just cause for dismissal of an employee, as that phase is interpreted by the courts in Canada.

1.2	“Change of Control” means the occurrence of any of the following events:

(a)
the acquisition during the Term of this agreement or any time during the 24 months prior to commencement of such Term, by any person (the “Acquiror”), directly or indirectly, of common securities or any other securities giving the holder thereof the right to vote for the election of directors of the Company (“Voting Securities”) or any securities convertible into or exchangeable for Voting Securities (“Convertible Securities”), which, when taken together with any Voting Securities or Convertible Securities beneficially owned or controlled by the Acquiror, the Acquiror’s affiliates and associates, as those terms are used in the Securities Act (British Columbia) (“Affiliates”), and any person or Company acting jointly or in concert with the Acquiror or its Affiliates (the “Joint Actors”), are equal to Voting Securities representing at least 20% of all of the voting rights attached to all of the outstanding Voting Securities of the Company, assuming full conversion or exchange of any Convertible Securities held by the Acquior, its Affiliates and Joint Actors into Voting Securities, but prior to conversion or exchange of any other Convertible Securities;

(b)
the exercise of voting rights by one or more holders of Voting Securities so as to result in the election of more than 1/3 of the directors holding office on the date of this Agreement, other than new directors who are appointed by the Board of directors to fill casual vacancies occurring from time to time upon the voluntary resignation, without inducement by the offer of reward or threat of penalty or loss, of one or more such existing directors (“Replacement Directors”); or

(c)	the election or appointment of a majority of directors other than those holding office on the date of this Agreement or any Replacement Directors which may hereafter be appointed to replace same.

1.3
"Confidential Information" means all information (other than "Excluded Information", as defined below) about certain matters and things which are confidential to the Company whether or not reduced to writing and whether or not marked as "confidential" which the Consultant receives, receives access to, conceived or developed, in whole or in part, directly or indirectly, in the course of or in connection with the Consultant's consulting engagement with the Company including:

(a)
information pertaining to mineral properties in which the Company has an interest or is seeking to acquire including, without limitation, any geological information, technical reports, maps, samples, assays, drill core, geophysical surveys, results of exploration or other information pertaining to any such property,

(b)	any reports, documents, and information pertaining to prospective property or other acquisitions, joint ventures or business combinations or any business opportunities; and
(c)
any other materials or information related to the business or activities of the Company and the manner in which Company does business which are not generally known to others engaged in similar businesses or activities;

Provided that, notwithstanding the foregoing, the following shall not be considered Confidential Information for the purposes of this Agreement ("Excluded Information"):

(d)	information which is or becomes publicly available without breach of this Agreement or any other agreement or instrument to which Company is a Party or a beneficiary;
(e)
any information which was developed entirely on the Consultant's own time, and which does not (a) relate to the business of the Company; (b) relate to the Company's actual or demonstrably anticipated business plan or development; or (c) result from any work performed by the Consultant for the Company; and

(f)	information, knowledge, or know how generally known to persons in the business of the Company or persons trained or experienced in a field or activity similar to the Consultant.

1.4	“Office” means any of the Company’s normal places of business and any other remote location where the Consultant is permitted to work.

1.5	“Party” means either the Company or the Consultant and “Parties” means both the Company and the Consultant.

1.6	"Services" has the meaning set out in section 2.2.

1.7	"Term" has the meaning set out in section 2.1;

1.8	“Termination” means the termination of the Consultant’s consulting engagement with the Company pursuant to the terms and conditions of this Agreement.

1.9
“Work Product” any information, agreement, data or report, including any Confidential Information, prepared, produced, developed, or acquired, by or at the direction of the Consultant, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Consultant in the course of performing the Consultant's duties pursuant to this Agreement and pertaining to the Company’s business or business interests;

2	Terms of Consulting

2.1
The term of this Agreement shall be for 36 months (the "Term") commencing upon October 1, 2011 ("Commencement Date") and unless terminated earlier pursuant to the provisions hereof, or unless renewed in writing by the parties shall expire on October 1,2014 ("Expiry Date").  Unless terminated by either party prior to the Expiry Date, the Term shall be deemed to be automatically extended for successive terms of an additional 12 months and the Expiry Date shall be extended accordingly.

2.2
The Consultant shall perform the services required hereunder as specified in Schedule “A” hereto and all such other services as are necessarily incidental thereto that may be required by the Company, including appointment as a senior officer with the title, "Vice-President, Exploration", with the duties and responsibilities usually associated with such office (the "Services").  The Company shall be entitled to order changes and/or deletions from the Services as set out in Schedule "A" and by giving written notice to the Consultant without invalidating this Agreement.  The Consultant shall be deemed to have agreed to such changes and/or deletions and the Services to be provided hereunder shall be modified accordingly unless the Consultant objects in writing within five days of receipt of such notice.

2.3	The Consultant shall, except when disabled by sickness or incapacity, faithfully and diligently perform the Services and shall use his best efforts to promote and advance the business of the Company.

2.4
The Company shall pay, and the Consultant agrees to accept, as compensation for all of the services to be rendered hereunder the base salary set out in section 3.1(a) subject to revision from time to time.

2.5
The Consultant shall be eligible to participate in any applicable incentive, bonus, or stock option plan offered by the Company from time to time, subject to such terms and conditions as may be applicable to such plan, including the plans indicated in section 3.1 (b), (c) and (d).

2.6
The Consultant shall be entitled to participate in, or obtain, benefits under the Company’s group term life insurance, medical and dental plans, long-term disability coverage, pensions and other benefit plans that the Company may establish from time to time subject to the terms and conditions thereof and such other general policy respecting participation therein or receipt of benefits thereunder as the Company may establish from time to time.

3	Remuneration of Consultant

3.1	In consideration of the Consultant's performance of duties hereunder, the Company shall pay the Consultant the following remuneration:

(a)	the sum of $13,500 CDN per month (CDN$162,000 per annum) payable at the end of the month each month during the Term of this Agreement (“Salary”);

(b)	such cash bonuses (“Bonuses”) reflecting the Consultant’s performance as may be determined from time to time by the Company’s compensation committee (the “Compensation Committee”);

(c)
subject to such reasonable restrictions and requirements as the Company may impose on its Consultants and employees generally from time to time, the Company shall reimburse the Consultant for out-of-pocket expenses incurred in performance of the Consultant's duties hereunder upon receipt of such evidence of those expenses as the Company may reasonably require (“Expenses”); and

(d)
The Consultant shall be entitled to receive incentive stock entitling the holder to purchase common shares of the Company in such amounts, at such prices, for such term and subject to such further terms and conditions as the Board of Directors of the Company may from time to time consider appropriate (the “Incentive Stock Options”), all of which shall be granted in the name of the Consultant.

4	Duration of Agreement; Termination

4.1
This Agreement shall be dated for reference as of the day and year first set out above, but shall for all remuneration-related purposes relate back to and be deemed to take effect as of the Commencement Date as set out in Schedule “A”, and shall remain in effect until the date of Termination.

4.2
The Company may effect Termination at any time for Cause, without notice or payment of any compensation in lieu of notice, subject to the restrictions, if any, set out in Schedule “A”, and the Consultant shall not be entitled to any remuneration except as set out in section 5.1(a) .

4.3	The Consultant may effect Termination at any time and (subject to section 4.5) shall not be entitled to any remuneration except as set out in section 5.1(a).

4.4
The Company may effect Termination at any time, without Cause, upon providing to the Consultant the notice set out as “Notice Period Required of Company” in Schedule “A.” or, at the election of the Consultant, by payment , in lieu of notice, of the remuneration set out in section 5.1(b).

4.5
Notwithstanding any other provision herein, any material change in the Consultant's conditions of consulting engagement, remuneration, position, duties or reporting structure (including a change in identity of the Designated Reporting Officer the Consultant reports to as set out in Schedule “A” or, where the Consultant reports directly to the Board a change in composition of 1/3 or more of the members of the Board) within 24 months following a Change of Control shall be deemed, at the election of the Consultant, to constitute Termination without Cause and the Consultant shall be entitled to the remuneration set out in section 5.1(b) .

4.6
The Company and the Consultant confirm that any Termination under this Agreement in compliance with the provisions of this Section 4 is fair and reasonable, and the Company and the Consultant agree that in such circumstances the Consultant shall have no action, cause of action, claim or demand against the Company or against any of its directors, officers, employees or agents, or against any other person as a consequence of such Termination, subject to due payment of the remuneration set out in section 5.

4.7
Notwithstanding any other provision herein, the Company and Consultant agree that, in the event of Termination without Cause, payment to the Consultant of the remuneration set out in section 5.1(b) shall be deemed to constitute an effective release and discharge:

(a)
by the Consultant of the Company, its affiliates, predecessors, directors, officers, employees, servants, agents, heirs, successors, administrators and assigns or any other person for whom they may be responsible in fact or in law, from any and all any claims, causes of action, rights or demands at law, in equity or under any statute, previously existing or existing at the present time by reason of or in any way arising out of the Consultant's consulting engagement by the Company hereunder or the Termination thereof; and

(b)
 by the Company of the Consultant his heirs, successors, administrators and assigns of any and all any and all actions, judicial proceedings, suits, claims, demands, debts, dues, accounts, bonds, contracts and covenants, whether express or implied, and for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and however arising for or by reason of any cause, matter or thing whatsoever existing prior to the later date of Termination or payment of such remuneration (the "Release Date") including, without limitation, any derivative action and any civil, criminal or administrative action or proceeding (other than a criminal proceeding where the Consultant did not have reasonable grounds for believing that his conduct was lawful) against the Consultant or to which the Consultant may be named as a party by reason of having been a consultant, director or officer of the Company or in connection with, derivative to or arising out of the Consultant's consulting engagement and the Company further agrees, in the event of Termination other than for Cause, not to make any claims or to commence or maintain any action or proceeding (including any derivative proceeding) against the Consultant or any other person or corporation in which any claim could arise for contribution or indemnity from the Consultant in respect of matters which occurred prior to the Release Date.

5	Remuneration of Consultant on Termination

5.1	Notwithstanding any other provision herein, in the event of Termination of the Consultant:

(a)
By the Consultant, or by the Company for Cause, the Company shall pay to the Consultant the amount of all Salary, Bonuses and Expenses accruing hereunder up to and including the effective date of Termination and any outstanding Incentive Stock Options shall terminate in accordance with the provisions set out in the terms and conditions applicable thereto;

(b)	By the Company without Cause, the Company shall pay the Consultant, as liquidated damages:

(i)	The full amount of monthly Salary multiplied by 24, being the number of months in the Notice Period Required of Company;

(ii)
The full amount of any Bonus then due and owing, provided that, in the absence of any bona fide award by the Compensation Committee made more than 60 days prior to the effective date of Termination the amount of such Bonus shall be deemed to be equal to 50% of the total amount of Bonuses paid to the Consultant within the 24 months prior to the effective date of Termination;

(iii)	The full amount of any Expenses incurred up to the effective date of Termination; and

(iv)
The Consultant shall be deemed to continue as a consultant to the Company effective forthwith on Termination, with duties being limited to reasonable provision of Work Product or other documentation and information arising from the Consultant's prior consulting engagement (not to exceed 2 hours per month) for a term equal to the Notice Period Required of the Company (the "Consulting Term") the sole compensation for which shall be any reasonable out of pocket expenses and the Consultant's retention of any Incentive Stock Options then outstanding which shall be deemed to be automatically extended and exercisable on the terms granted for 90 days following the expiry of the Consulting Term.

5.2
Notwithstanding any other provision herein, upon Termination without cause, the Consultant shall be entitled to retain personal ownership and use of any laptop, electronic notepad, cellular telephone or other portable electronic device purchased by the Company but used by the Consultant in the course of his duties provided that the Consultant shall first deliver to the Company a full electronic copy, in readable format, of all material documents, data and other information belonging to or related to the Company on such devices and shall thereafter promptly delete any Confidential Information from such devices.

6	Treatment of Information

6.1
The Consultant shall not, except with the prior written consent of the Company, or except if the Consultant is acting solely for the benefit of the Company in connection with the Company's business and in accordance with the Company's business practices and consulting policies, at any time during or following the term of the Consultant's consulting engagement by the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose any of the Confidential Information which has been obtained or disclosed to the Consultant as a result of the Consultant's consulting engagement by the Company.

6.2
Disclosure of any information of the Company shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that (a) the Consultant shall first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any order may result); and (b) the Company shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

6.3
As used in this Agreement, the term "Company" shall also include any corporation or entity which is a parent, subsidiary or affiliate of the Company.  The Consultant consents to the enforcement of any and all of the provisions of this Agreement by, or for the benefit of, the Company and any other corporation or entity as to any Confidential Information.

7	Ownership of Information

7.1
The Consultant agrees that all right, title and interest in any Confidential Information shall be and shall remain the exclusive property of the Company.  The Consultant agrees immediately to disclose to the Company all Confidential Information developed in whole or in part by the Consultant during the term of the Consultant's consulting engagement with the Company and to assign to the Company any right, title or interest the Consultant may have in the Confidential Information.

7.2
All notes, data, tapes, reference items, sketches, drawings, memoranda, records and other materials comprising Confidential Information or relating in any material way to the Company's business, in electronic or physical form, shall belong exclusively to the Company and the Consultant agrees to turn over to the Company all copies of the materials in the Consultant's possession or under the Consultant's control at the request of the Company or, in the absence of a request, upon Termination.

8	Work Product of the Consultant

8.1
The Consultant has expended or will expend time and effort, and may have expended or may expend money, in the development of the Work Product being created on behalf of the Company.  The Parties wish to acknowledge that any and all Work Product has been carried out on behalf of the Company and all proprietary right, title, and interest in and to the Work Product remains that of the Company.

8.2
The Consultant hereby assigns to the Company any rights the Consultant may have or acquire in the Work Product, excepting any rights the Consultant may obtain from the Company in a separate written Agreement.  Should any such services be rendered after termination of the consulting engagement with the Company a reasonable compensation will be paid to the Consultant by the Company upon a per diem basis in addition to reasonable traveling and accommodation expenses incurred as a result of rendering such services.

9	Reasonableness of Restrictions; Severability

9.1
The Company and the Consultant acknowledge and agree that the restrictions set forth in this Agreement shall not impair the Consultant's ability to secure employment or consulting engagements within the field or fields of the Consultant's choice including, without limitation, those areas in which the Consultant is, is to be, or has been employed by the Company.

9.2
If any provision, or part of any provision, of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity and unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions continue in full force and effect.  The parties agree that the breach or alleged breach by a party of: (a) any covenant contained in another agreement (if any) between the Company and the Consultant; or (b) any obligation owed by the Consultant or the Company to the other, shall not affect the validity or enforceability of the covenants and agreements of the Consultant set forth in this Agreement.

10	Consultant's Status

10.1
The Company acknowledges that since the Consultant is an independent contractor and not an employee of the Company, the Consultant shall have direction and control of the manner, methods, techniques and procedures used by his agents or employees to perform the Services.

10.2
The Consultant hereby acknowledges that the Company shall not be required to make any remittances or payments required of employers by statute on the Consultant's behalf and, except as provided for herein, the Consultant shall not be entitled to the fringe benefits provided by the Company to its employees.

10.3
Subject always to the provisions for payment of remuneration on Termination, nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to engage the Consultant.

11	Governing Law and Attornment

11.1
This Agreement shall at all times and in all respects be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.  For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of British Columbia and the courts in the Province of British Columbia shall have jurisdition to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of British Columbia and venue for any such action shall be Vancouver, British Columbia.

12	Notice

12.1
Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivering the same, sending the same by telegram, or other means of electronic communication producing a printed copy (“Electronic Communication”) or by mailing the same by registered mail in Canada with postage or charges prepaid to the addresses first set out above or to such other address as either Party may specify by notice in writing to the other.

12.2	Any notice delivered or sent by Electronic Communication on a business day shall be deemed conclusively to have been given on the day the notice was delivered or sent.

12.3
Any notice mailed as aforesaid shall be deemed conclusively to have been delivered on the third business day following the day the notice was mailed.  In the event of a disruption of postal services at the time of posting or within three business days thereafter, any notice required or permitted to be given by this Agreement shall not be effectively given unless it is actually delivered or sent by Electronic Communication.

13	Entire Agreement

13.1
This Agreement, along with any other agreements referenced herein, constitutes the entire agreement between the Company and the Consultant with respect to the subject matter hereof and cancels and supercedes any prior understandings and agreements between the Company and the Consultant with respect thereto.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied, between the Company and the Consultant other than those expressly set forth in this Agreement.

13.2	The Consultant hereby waives any right to asset a claim based on any precontractual representation, negligent or otherwise, made by the Company or any of its directors, officers, agents or employees.

14	Headings, Number & Gender

14.1
The division of this Agreement into Sections and Paragraphs and the insertion of headings and other captions are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” or similar expressions refer to this Agreement and not to any particular Section or Paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Paragraphs are to Sections and Paragraphs of this Agreement.

14.2
In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neutral genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

15	Time of the Essence

15.1	Time is of the essence of this Agreement.

16	Enurement

16.1	This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company.

17	Remedies Cumulative

17.1
All rights and remedies of either Party under this Agreement are cumulative and are in addition to, and shall not be deemed to exclude, any other right or remedy allowed by law.  All rights and remedies may be exercised concurrently.

18	Amendments and Waivers

18.1
Except as may be expressly provided in this Agreement, no amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the Parties hereto.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless provided in the written waiver, shall be limited to the specific breach waived.

19	Assignment

19.1
Except as may be expressly provided in this Agreement, neither Party hereto may assign his or its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

20	Miscellaneous

20.1	This Agreement applies to all Confidential Information and Work Product whether received or created by the Consultant prior or subsequent to the date of this Agreement.

20.2
Notwithstanding any Termination under this Agreement, for whatever reason and with or without Cause, the provisions respect to Work Product or the disclosure and use of Confidentail Information and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such Termination.

20.3
The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the intent and meaning of this Agreement.

20.4	Any additional terms contained in Schedule “A” shall at all times take precedence over related terms in the body of this Agreement.

21	Copy of Agreement

21.1	The Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the Company and the Consultant have duly executed this Agreement in accordance with their respective rules and regulations in that regard the day and year first before written.

SAMEX MINING CORP.

(Signature of Authorized Signatory)

(Print Name of Authorized Signatory)

SIGNED by the ROBERT KELL in the presence of:

(Signature of Witness)
Robert Kell (Signature of Consultant)
(Print name of Witness)

SCHEDULE “A” TO EMPLOYMENT AGREEMENT
DATED FOR REFERENCE October 1, 2011
BETWEEN ROBERT KELL (“Consultant”)
AND SAMEX MINING CORP. (“Company”).
Commencement of Consulting Benefits	October 1, 2011 (“Commencement Date”).
Reporting to (“ReportTo”)	Jeffrey P. Dahl, President and CEO (“Designated Reporting Officer”)
Job title at commencement	Vice President Exploration (“Title”)
Services	The Consultant shall perform all the duties commonly associated with the Title and as may, from time to time be assigned by Designated Reporting Officer including but not limited to:
	1.	The Consultant shall, in co-operation with such other persons as the Company may specify:
		a)	provide general geological services as and when requested by the Company;
		b)	report to and assist the Company Representative in the performance of such Work Assignments as they may from time to time direct
c)
	2.	provide the services commonly associated with the position of Vice President Exploration including:
		a)	Direct and supervise the Company's exploration staff and exploration programs;
		b)	Attend at the Company’s mineral properties or prospective acquisitions in Chile, Bolivia and elsewhere;
		c)	supervise and direct the performance of exploration work on the properties including without limitation geological mapping, sampling, core logging, geological analysis, report writing and other duties assigned by the Designated Reporting Officer from time to time;
		d)	regularly report the results of efforts to the Designated Reporting Officer as and when requested;
		e)	use all proper means in the Consultant’s power to enhance, maintain and improve the Company’s business applicable to the services provided hereunder; and protect and further the interests of the Company generally.
Full/part-time consulting engagement			Full time
Base salary1, 2			CDN$162,000 per annum (CDN$13,500 per month)
Vacation 1			As per policy determined by the Company from time to time
Sick leave			As per policy determined by the Company from time to time
Notice period required of Company			24 months
Commencement of benefits (if applic.)			Immediately after Commencement Date
Other compensation, if any1
such other compensation as may be granted from time to time by the Directors, whether as a bonus or otherwise.  The payment of such additional compensation shall not operate as an amendment obligating the Company to make any similar payment or to pay additional compensation at any future time or for any future period or be deemed to affect the base salary in any manner.

Incentive Stock Options1			As may be granted by the Board of Directors from time to time
Reimbursement of expenses			As per normal Company expense reimbursement policy, subject to submission of adequate receipts or evidence of payment
Other Benefits:
As the Company may from time to time offer, provided that the payment of such additional compensation shall not operate as an amendment obligating the Company to make any similar payment or to pay additional compensation at any future time or for any future period or be deemed to affect the base salary in any manner

Note 1:   These items subject to review and approval from time to time by the Board of Directors in its sole discretion.
Note 2:  The Company shall deduct from all payments which are to be made to the Consultant pursuant hereto such sums as the Company may from time to time be required to deduct by law.